530-8th Avenue SW, 6th floor

Calgary AB, T2P 3S8

www.computershare.com

March 02, 2020

To: All Canadian Securities Regulatory Authorities

Subject: TRANSGLOBE ENERGY CORPORATION

Dear Sir/Madam:

We advise of the following with respect to the upcoming Meeting of Security Holders for the subject Issuer:

Meeting Type :	Annual General and Special Meeting
Record Date for Notice of Meeting :	March 27, 2020
Record Date for Voting (if applicable) :	March 27, 2020
Beneficial Ownership Determination Date :	March 27, 2020
Meeting Date :	May 13, 2020
Meeting Location (if available) :	Calgary, AB
Issuer sending proxy related materials directly to NOBO:	No
Issuer paying for delivery to OBO:	No
Notice and Access (NAA) Requirements:
NAA for Beneficial Holders	No
NAA for Registered Holders	No

Voting Security Details:
DescriptionCUSIP NumberISIN COMMON SHARES893662106CA8936621066

Sincerely,

Computershare

Agent for TRANSGLOBE ENERGY CORPORATION